Exhibit (n)(2)

Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders of HPS Corporate Lending Fund

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of assets and liabilities, including the consolidated schedule of investments of HPS Corporate Lending Fund and its subsidiaries (the “Company”) as of December 31, 2022 and 2021, and the related consolidated statements of operations, of changes in net assets and of cash flows for each of the two years in the period ended December 31, 2022, including the related notes, and in our report dated March 14, 2023, we expressed an unqualified opinion thereon. In our opinion, the information set forth in the Senior Securities table of HPS Corporate Lending Fund and its subsidiaries for the year in the period ended December 31, 2022, appearing on page 113 of this Form N-2, is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 28, 2023

We have served as the Company’s auditor since 2021.